PRESS RELEASE

	Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600
American Bancorp of New Jersey, Inc. American Bank of New Jersey 365 Broad Street Bloomfield, NJ 07003-2798
NASDAQ Global Market "ABNJ"		For Immediate Release July 20, 2007

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
THIRD QUARTER 2007 EARNINGS

Bloomfield, New Jersey - July 20, 2007 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today earnings of $150,000 for the quarter ended June 30, 2007. By comparison, net income for the quarter ended June 30, 2006 was $464,000. Basic and diluted earnings per share for the quarter ended June 30, 2007 were $0.01 and $0.01, respectively. By comparison, for the quarter ended June 30, 2006, basic and diluted earnings per share were $0.04 and $0.04, respectively.

The Company's earnings for the nine months ended June 30, 2007 were $628,000 in comparison to $1.8 million for the nine months ended June 30, 2006. Basic and diluted earnings per share for the nine months ended June 30, 2007 were $0.05 and $0.05, respectively. By comparison, for the nine months ended June 30, 2006, basic and diluted earnings per share were $0.14 and $0.14, respectively.

For the nine months ended June 30, 2007, loans receivable, net increased $27.0 million or 6.8% to $425.6 million from $398.6 million at September 30, 2006. The growth was comprised of net increases in commercial loans totaling $36.8 million. Such loans include multi-family, nonresidential real estate, construction and business loans. The increase in loans receivable, net also included net increases in home equity loans and home equity lines of credit totaling $2.8 million. Offsetting the growth in these categories was a $12.2 million decrease in the balance of 1-4 family first mortgages and net increases to the allowance for loan losses totaling $320,000.

For that same period, the balance of the Company's investment securities decreased $25.1 million from September 30, 2006 as most incoming cash flows from that portfolio were reinvested into commercial loans.

We also experienced a net increase in cash and cash equivalents of $37.8 million. The reported growth in cash and cash equivalents resulted largely from the growth in the Bank's deposits. For the nine months ended June 30, 2007, total deposits increased by $82.8 million from $327.1 million at September 30, 2006 to $409.9 million. A significant portion of this growth in deposits was attributable to the Bank's newest branches located in Verona and Nutley, New Jersey. Deposits at the Verona branch, which celebrated its grand opening on December 2, 2006, grew to $62.0 million at June 30, 2007. Deposits at the Nutley branch, which celebrated its grand opening on June 16, 2007, grew to $7.2 million at June 30, 2007. The remaining $13.6 million of deposit growth was shared between the Bank's other branches in Bloomfield and Cedar Grove, New Jersey.

The increase in deposits enabled the bank to reduce its borrowings by $16.4 million through the repayment of overnight FHLB borrowings of $10.4 million coupled with the repayment of fixed rate advances of $6.0 million. Additionally, the Company reported an increase of $20.3 million in treasury stock attributable to the Company's share repurchase programs.

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The continued growth in the Company's commercial lending activities contributed significantly to improved yields on earning assets for the periods reported. For the three and nine month periods ended June 30, 2007, yield on earning assets increased 47 basis points and 58 basis points, respectively, from the same periods in fiscal 2006. However, the improved yields were more than offset by increases in the cost of interest-bearing liabilities. For the three and six month periods ended June 30, 2007, cost of interest-bearing liabilities increased 87 basis points and 97 basis points, respectively, from the same comparative periods in fiscal 2006.

The increase in interest costs was largely attributable to higher costs of interest-bearing deposits. Contributing to this increase in the cost of interest-bearing deposits was the impact of higher promotional interest rates paid on new deposit accounts at the Bank's Verona and Nutley branches. However, a significant portion of this increase was also attributable to continued upward pressure on deposit interest rates in the highly competitive markets serviced by the Bank. As a result, for the three and nine month periods ended June 30, 2007, the Company's net interest spread shrank 39 basis points and 39 basis points, respectively, to 1.40% and 1.46% compared with that reported for the same periods in fiscal 2006. For those same comparative three and nine month periods, the Company's net interest margin shrank 44 basis points and 31 basis points, respectively, to 2.32% and 2.44%.

The effects of net interest margin compression contributed significantly to decreases in net interest income. For the three and nine month periods ended June 30, 2007, net interest income decreased $335,000 and $954,000, respectively, compared with that reported for the same periods in fiscal 2006.

For the three and nine month periods ended June 30, 2007, the decrease in net interest income was partially offset by a decrease of $32,000 and $35,000 in the net provision to the allowance for loan losses compared with that reported for the same periods in fiscal 2006. The decrease in the three month period ended June 30, 2007 reflects the comparatively lower net loan growth compared with that in fiscal 2006. By contrast, the decrease in the comparative nine month period reflected the reversal of an $86,000 loss reserve against a previously impaired loan participation during the quarter ended December 31, 2006. Excluding this adjustment, the Bank's provision expense for the nine month period ended June 30, 2007 increased $51,000. The reported growth in the provision for loan losses reflects the Company's increased strategic emphasis in commercial lending and the comparatively higher rate of growth in such loan balances in the current year to date period. No additions to the allowance for lease and loan losses were required for nonperforming loans which decreased to 0.22% of total assets at June 30, 2007 from 0.41% at September 30, 2006.

For the three month period ended June 30, 2007, noninterest income increased $102,000 compared with that reported for the same period in fiscal 2006. The net increase was primarily attributable to increases in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets. Increases in noninterest income also included comparatively higher deposit service charges attributable, in part, to the growth in deposits and gains on sale of loans reflecting a comparative increase in mortgage loans sold.

For the nine months ended June 30, 2007, noninterest income increased $347,000 compared with that reported for the same period in fiscal 2006. The net increase was attributable, in large part, to a comparative decrease in losses on the sale of investment securities totaling $260,000. The losses reported in the 2006 period included a $271,000 loss on sale of an underperforming investment security. During the 2007 period, the Company also reported an increase in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets. Additional increases in noninterest income were reported in gain on sale of loans and mortgage servicing fees offset by comparative decreases in other noninterest income categories including deposit service fees and charges and other loan fees and charges.

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For the three and nine month periods ended June 30, 2007, noninterest expense increased $345,000 and $1.4 million, respectively, compared with that reported for the same periods in fiscal 2006. The comparative three month period increase was primarily attributable to a $429,000 increase in salaries and employee benefits expense. The increase for the comparative quarters included increases to employee salaries and payroll taxes. Such increases were primarily attributable to additions to retail deposit staff associated with the Company's branching strategy and, to a lesser extent, additions to the Company's commercial lending staff. Other noteworthy increases to salaries and employee benefits resulted from the additional costs associated with the Company's 2006 Equity Incentive Plan approved by shareholders in May, 2006. Finally, director compensation costs increased due primarily to assumption changes utilized in retirement benefit expense accruals.

Other increases in noninterest expense for the comparative three month periods included increases in data processing and other noninterest expense primarily attributable to the start up and ongoing operation of the Bank's newest branches in Verona and Nutley, New Jersey. Offsetting these increases were reductions in advertising and professional fees, including legal fees. The comparative decreases in professional and consulting fees were the result of lower internal and external audit costs associated with the Sarbanes Oxley Act of 2002 ("the Act") during the current quarter. The decrease in legal fees reflects, in part, the higher fees paid in the earlier comparative period for matters addressed by shareholders at the Company's prior annual meeting on May 23, 2006 including the approval of the Company's 2006 Equity Incentive Plan.

In large part, the factors causing the increases to operating expenses for the comparative three month periods described above similarly affected the operating expenses reported for the comparative nine month periods. Specifically, the increase in noninterest expense of $1.4 million was primarily attributable to a $1.4 million increase in salaries and employee benefits expense. As above, these increases were attributable, in part, to increases in employee salaries and payroll taxes. Such increases were primarily attributable to additions to retail deposit staff associated with the Company's branching strategy and, to a lesser extent, additions to the Company's commercial lending staff. Similarly, noteworthy increases to salaries and employee benefits also resulted from the costs associated with the implementation of the Company's 2006 Equity Incentive Plan. As above, additional expenses were also recorded for director compensation costs due primarily to assumption changes utilized in retirement benefit expense accruals. The variance for the comparative nine month periods also reflects the reversal of $131,000 of profit sharing expense recorded in first quarter of the earlier comparative period resulting from the discontinuation of that benefit plan.

The remaining increase in noninterest expense for the comparative nine month periods comprised increases in occupancy and equipment, data processing, advertising and other noninterest expense primarily attributable to the start up and ongoing operation of the Bank's newest branches in Verona and Nutley, New Jersey. Offsetting these increases were reductions in professional fees, including legal fees. As above, these reductions were attributable, in part, to comparatively lower compliance costs relating to Section 404 of the Sarbanes-Oxley Act of 2002 and comparatively lower legal fees for the reasons noted above.

The following tables present selected financial data as of June 30, 2007 and September 30, 2006 and selected operating data for the three and nine month periods ended June 30, 2007 and June 30, 2006.

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FINANCIAL HIGHLIGHTS (unaudited)
	At June 30,		At September 30,
	2007		2006
	Balance	% Total Assets	Balance	% Total Assets
SELECTED FINANCIAL DATA:
Assets
Cash and cash equivalents	$ 44,930	7.99%	$ 7,165	1.39%
Securities available-for-sale	52,793	9.39	74,523	14.49
Securities held-to-maturity	7,215	1.28	10,547	2.05
Loans held for sale	503	0.09	-	-
Loans receivable, net	425,563	75.70	398,624	77.51
Premises and equipment	10,341	1.84	6,523	1.27
Federal Home Loan Bank stock	2,644	0.47	3,356	0.65
Cash surrender value of life insurance	13,084	2.33	8,747	1.70
Accrued interest receivable	2,162	0.38	1,979	0.38
Other assets	2,971	0.53	2,855	0.56
Total Assets	$ 562,206	100.00	$ 514,319	100.00
Liabilities and equity
Deposits	$ 409,916	72.91%	$ 327,147	63.61%
Advances for taxes and insurance	2,865	0.51	2,466	0.48
Borrowings	39,628	7.05	56,075	10.90
Other liabilities	3,827	0.68	3,770	0.73
Equity	105,970	18.85	124,861	24.28
Total liabilities and equity	$ 562,206	100.00%	$ 514,319	100.00%

Loan Data	Balance	% Total Loans	Balance	% Total Loans
1-4 family mortgage loans	$ 260,148	61.12%	$ 272,318	68.32%
Home equity loans	14,031	3.30	12,294	3.08
Home equity lines of credit	20,210	4.75	19,194	4.82
Multifamily mortgage loans	31,057	7.30	35,059	8.80
Nonresidential mortgage loans	61,944	14.56	38,395	9.63
Land and property acquisition loans	4,220	0.99	534	0.13
Construction loans	29,039	6.82	16,155	4.05
Business loans	6,716	1.58	6,078	1.52
Consumer loans	641	0.15	720	0.18
Allowance for loans losses	(2,443)	(0.57)	(2,123)	(0.53)
Loans receivable, net	$ 425,563	100.00%	$ 398,624	100.00%
Deposit Data	Balance	% Total Deposits	Balance	% Total Deposits
Noninterest-bearing deposits	29,748	7.26	23,545	7.20
Interest-bearing checking	101,465	24.75	31,429	9.61
Savings	97,267	23.73	107,008	32.71
Certificates of deposit	181,436	44.26	165,165	50.48
Deposits	$ 409,916	100.00	$ 327,147	100.00
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FINANCIAL HIGHLIGHTS (continued)
(unaudited)

	At June 30,	At September 30,
	2007	2006
Capital Ratios
Equity to total assets	18.85%	24.28%
Outstanding shares	12,468,866	14,163,220
Asset Quality Ratios:
Non-performing loans to total loans	0.29%	0.52%
Non-performing assets to total assets	0.22	0.41
Net charge offs to average loans outstanding	0.00	0.00
Allowance for loan losses to non-performing loans	195.76	101.64
Allowance for loan losses to total loans	0.57	0.53

	For the nine months ended June 30,		For the three months ended June 30,
	2007	2006	2007	2006
SELECTED OPERATING DATA:
Total interest income	$ 21,375	$ 18,751	$ 7,508	$ 6,432
Total interest expense	12,085	8,507	4,444	3,033
Net interest income	9,290	10,244	3,064	3,399
Provision for loan losses	320	355	77	109
Net interest income after provision for loan losses	8,970	9,889	2,987	3,290
Noninterest income	1,051	704	408	306
Noninterest expense	9,117	7,668	3,204	2,859
Income before income taxes	904	2,925	191	737
Income tax provision	276	1,111	41	273
Net income	$ 628	$ 1,814	$ 150	$ 464
Performance Ratios:
Return on average assets	0.16%	0.47%	0.11%	0.36%
Return on average equity	0.75	1.90	0.56	1.45
Net interest rate spread	1.46	1.85	1.40	1.79
Net interest margin	2.44	2.75	2.32	2.76
Noninterest income to average total assets	0.26	0.18	0.29	0.24
Noninterest expense to average total assets	2.27	1.99	2.30	2.24
Efficiency Ratio	88.16	70.04	92.29	77.17
PER SHARE DATA:
Earnings per share
Basic	0.05	0.14	0.01	0.04
Diluted	0.05	0.14	0.01	0.04

The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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